EXHIBIT 5




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            SCHELL BRAY AYCOCK ABEL & LIVINGSTON L.L.P.
                  Attorneys and Counsellors at Law
                    Suite 1500 Renaissance Plaza
                        230 North Elm Street
                  Greensboro, North Carolina 27401
                       Telephone 910-370-8800
                      Telecopier 910-370-8830


                           June 20, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Texfi Industries, Inc., Registration Statement on Form S-8

Gentlemen:

    We have represented Texfi Industries, Inc., a Delaware corporation (the "Registrant"), in connection with the registration of 100,000 shares of Common Stock (the "Shares"), issuable pursuant to an amendment to the Registrant's Directors Deferred Stock
Compensation Plan (the "Plan").

    In connection with this plan, we have examined the Registrant's Charter and Bylaws, as amended, the Registration Statement on Form S-8 (the "Registration Statement"), the Plan and such corporate records of the Registrant and questions of law as we have deemed relevant for the purpose of this opinion. Based upon such review, we are of the opinion that:

    1. All necessary corporate action has been taken to authorize the issuance of the Shares pursuant to the Plan.

    2. When duly issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                       Very truly yours,

                       /S/ Schell Bray Aycock Abel & Livingston L.L.P.

                       SCHELL BRAY AYCOCK ABEL & LIVINGSTON L.L.P.


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